Exhibit 99.1

John Christie
Senior Director
Investor Relations & Research
AvalonBay Communities, Inc.
703-317-4747
ir@avalonbay.com

For Immediate Release

AVALONBAY COMMUNITIES, INC. ANNOUNCES FINAL RESULTS OF ITS TENDER OFFER FOR MEDIUM-TERM NOTES

ALEXANDRIA, VA (October 7, 2009) — AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) (NYSE: AVB) announced today that it accepted for purchase the principal amount of its outstanding notes set forth below, which were validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”).  The Tender Offer expired at 12:00 midnight, New York City time, on Monday, October 5, 2009.  Payment for the notes purchased pursuant to the Tender Offer was made on Tuesday, October 6, 2009.  The aggregate principal amount of the notes accepted for payment was $300 million.  The aggregate consideration for the notes accepted for payment, including accrued and unpaid interest of approximately $3.6 million and, to the extent applicable, early tender premium, was approximately $328 million.  The tender premium paid by the Company in excess of par, approximately $24.7 million, will be recorded as a charge to earnings in the fourth quarter of 2009.

Subject to the conditions, limitations and qualifications described in the Offer to Purchase, AvalonBay accepted for purchase the Notes in accordance with the acceptance priority level, set forth in the table below in numerical priority order, with Level 1 being the highest priority level. AvalonBay accepted for purchase any and all validly tendered and not validly withdrawn 7.500% Notes in acceptance priority Level 1. AvalonBay then accepted for purchase validly tendered and not validly withdrawn 6.625% Notes  in acceptance priority Level 2 up to a sublimit of $150,000,000 in aggregate principal amount (the “Maximum Principal Sublimit”). AvalonBay then accepted for purchase validly tendered and not validly withdrawn 5.500% Notes and 6.125% Notes in acceptance priority Level 3 in a principal amount up to the remaining Maximum Principal Amount. Because the Maximum Principal Sublimit was not adequate to accept for purchase all of the validly tendered and not validly withdrawn Notes of acceptance priority Level 2, AvalonBay allocated the available amount among Notes in such acceptance priority Level 2 on a pro rata basis with a proration factor of 56%. Because the Maximum Principal Amount was not adequate to accept for purchase all of the validly tendered and not validly withdrawn Notes of acceptance priority Level 3, AvalonBay allocated the available amount among all Notes in such acceptance priority Level 3 on a pro rata basis with a proration factor of 47%.

		Per $1,000 Principal Amount
Title of Security	Acceptance Priority Level	Tender Offer Consideration	Early Tender Premium	Total Consideration	Aggregate Principal Amount Accepted for Purchase
7.500% Medium-Term Notes due December 15, 2010	1	$1,045.00	$30.00	$1,075.00	$46,001,000
6.625% Medium-Term Notes due September 15, 2011	2	$1,060.00	$30.00	$1,090.00	$150,000,000
5.500% Medium-Term Notes due January 15, 2012	3	$1,032.50	$30.00	$1,062.50	$55,600,000
6.125% Medium-Term Notes due November 1, 2012	3	$1,057.50	$30.00	$1,087.50	$48,399,000

Copyright © 2009 AvalonBay Communities, Inc. All Rights Reserved

The Tender Offer was made pursuant to the Offer to Purchase dated September 8, 2009 and the related Letter of Transmittal.

Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. acted as the Lead Dealer Managers for the Tender Offer, and BofA Merrill Lynch and Wells Fargo Securities, LLC acted as the Co-Dealer Managers for the Tender Offer.

This press release is neither an offer to purchase nor a solicitation to buy any of the notes.

About AvalonBay Communities, Inc.

AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. As of June 30, 2009, the Company owned or held a direct or indirect ownership interest in 174 apartment communities containing 50,511 apartment homes in ten states and the District of Columbia, of which 12 communities were under construction and seven communities were under reconstruction. More information on AvalonBay, an S&P 500 company, may be found on the Company’s Web site at http://www.avalonbay.com.